Exhibit 107

Calculation of Filing Fee Table

Form F-4

(Form Type)

PHARMA TWO B LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, no par value	457(f)	7,504,902	(1)		(2)	$2,501,631	(2)	$0.00014760	$369.24
Fees Previously Paid	-	-	-	-		-		-			-
Carry Forward Securities
Carry Forward Securities	-	-	-	-				-				-	-	-	-
	Total Offering Amounts							$2,501,631		-	$369.24	-	-	-	-
	Total Fees Previously Paid										-
	Total Fee Offsets										-
	Net Fee Due										$369.24

(1)	Relates to ordinary shares, no par value, of Pharma Two B Ltd., a company organized under the laws of the State of Israel, or Pharma Two B, issuable to holders of common stock, $0.0001 par value per share of Hepion Pharmaceuticals, Inc., a Delaware corporation, or Hepion, in the proposed merger of Pearl Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Pharma Two B, with and into Hepion, with Hepion surviving the merger. The amount of Pharma Two B ordinary shares to be registered includes the estimated maximum number of shares of Pharma Two B ordinary shares that are expected to be issued in connection with the merger, assuming an exchange ratio of approximately 703.4 shares of Hepion common stock for one ordinary share of Pharma Two B. In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any securities that may be from time to time be offered or issued resulting from forward or reverse stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. Pharma Two B is a private company, no market exists for its securities, and Pharma Two B has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued pursuant to the merger is one-third of the aggregate par value of the Pharma Two B securities expected to be exchanged in the merger.